EXHIBIT 99.1

Washington Group International Restructures Credit Facility and Raises 2006 Guidance

BOISE, Idaho (July 5, 2006) — Washington Group International Inc. (Nasdaq: WGII) today announced that the company has restructured its credit facility to further reduce ongoing interest expense. In addition, as a result of higher than expected Iraq reconstruction work, anticipated award fees for its strong performance on U.S. Department of Energy (DOE) projects, and the strength in its oil and gas business, it is increasing its guidance for 2006.

The company has restructured its $350 million credit facility by increasing the Tranche A bank revolver component by $102.5 million and eliminating the Tranche B component. This change will result in a $2.0 million ($1.2 million after-tax) annual reduction in interest expense. As a result of the restructuring, in the third quarter the company will recognize a $5.0 million non-cash charge ($3.0 million after-tax) relating to the write-off of unamortized debt issuance costs associated with the Tranche B component. The sole lead arranger of the credit facility is Credit Suisse, with LaSalle Bank NA and BNP Paribas serving as co-syndication agents.

“Our strong financial performance has improved our credit quality and resulted in increased bank participation in our credit facility. The syndicate of 14 banks represents some of the leading financial institutions in the world, providing us with ample resources to support our global growth initiatives,” said Stephen G. Hanks, president and chief executive officer.

Notwithstanding the third-quarter non-cash charge, the company is increasing its net income guidance by $10 million. Washington Group International’s revised net income guidance for 2006 is $75-$85 million, or $2.42-$2.74 per diluted share. The updated guidance reflects a substantial increase over 2005 net income of $54 million, or $1.78 per diluted share, with both periods reflecting the expensing of stock options.

Based on new awards and outstanding project execution, the company expects earnings from work in Iraq to be much higher than initially planned. Also, the DOE programs contain significant performance-based incentives, and current expectations are that key milestones at the Savannah River Site will be achieved during the year. Oil and gas projects are contributing to earnings, and fixed-price highway projects are expected to perform in line with current cost estimates, with no additional significant cost increases being projected.

“We have a very strong platform for long-term profitability and growth,” Hanks said. “More than 70 percent of our $8.4 billion in work to complete is cost reimbursable, reflecting a lower risk profile. And the unprecedented strength of our end markets provides us additional growth opportunities—from oil and gas, power, and mining to defense, environmental management, infrastructure, and operations and maintenance.”

In addition to increasing net income guidance, the company also raised new work and revenue estimates for the year. The guidance for 2006 is detailed in the table below:

Financial Guidance

	Prior 2006 Guidance	Updated 2006 Guidance	2005 Actual
New Work	$3.5 - $3.8B	$3.6 - $4.0B	$4.2 B
Backlog (at year-end)	$4.9 - $5.2B	$4.9 - $5.2B	$4.9 B
Revenue	$3.2 - $3.5B	$3.3 - $3.6B	$3.2 B
Net Income (Before impact of expensing stock options)	$70 - $80(a) M	$80-90(a) M	$58.4 M
Diluted EPS	$2.26 - $2.58(b)	$2.58 - $2.90(b)	$1.93

Net Income (After impact of expensing stock options)	$65 - $75(a) M	$75-85(a) M	$53.9 M
Diluted EPS	$2.10 - $2.42(b)	$2.42 - $2.74(b)	$1.78

(a) The after-tax expense for expensing stock options is estimated at $5 million

(b) Assumes fully diluted outstanding shares of 31 million

Washington Group International Inc. (Nasdaq: WGII) provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide. Headquartered in Boise, Idaho, with more than $3 billion in annual revenue, the company has approximately 24,000 people at work around the world providing solutions in power, environmental management, defense, oil and gas processing, mining, industrial facilities, transportation, and water resources. For more information, visit www.wgint.com.

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This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of forward-looking terminology such as may, will, could, should, expect, anticipate, intend, plan, estimate, or continue or the negative thereof or other variations thereof. Each forward-looking statement, including, without limitation, any financial guidance, speaks only as of the date on which it is made, and Washington Group undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. The forward-looking statements are necessarily based on assumptions and estimates of management and are inherently subject to various risks and uncertainties. Actual results may vary materially as a result of changes or developments in social, economic, business, market, legal, and regulatory circumstances or conditions, both domestically and globally, as well as due to actions by customers, clients, suppliers, business partners, or government bodies. Performance is subject to numerous factors, including demand for new power generation and for modification of existing power facilities, public sector funding, demand for extractive resources, capital spending plans of customers, and spending levels and priorities of the U.S., state and other governments. Results may also vary as a result of difficulties or delays experienced in the execution of contracts or implementation of strategic initiatives. For additional risks and uncertainties impacting the forward-looking statements contained in this news release, please see “Note Regarding Forward-Looking Information” and “Item 1A. Risk Factors” in Washington Group’s annual report on Form 10-K for fiscal year 2005.